EXHIBIT 10.1

                      TELECOMMUNICATIONS SERVICES AGREEMENT
                         (Prepaid Calling Card Services)


     THIS TELECOMMUNICATIONS SERVICES AGREEMENT (this "Agreement"), is entered into as of the 18th day of August, 1999 (the "Effective Date"), by and between:

TELEGLOBE USA INC., a Delaware corporation and U.S. carrier having a business address at 11480 Commerce Park Drive, Reston, Virginia 20191 ("Teleglobe"); and

SARATOGA TELECOM, INC., a Nevada corporation having a business address at 2500 East Hallandale Boulevard, Suite 210, Hallandale, Florida 33009 ("Customer", and with Teleglobe, collectively, the "Parties" and individually, a "Party").

WITNESSETH;

     WHEREAS, Customer desires to purchase certain pre-paid calling card services provided by Teleglobe for resale in the Territory (as defined in Annex 1 attached hereto), in accordance with the terms and conditions contained herein.

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.   RESALE OF THE SERVICES

1.1 Teleglobe shall provide to Customer for resale in the Territory, on a non-exclusive basis, network and related services necessary to provide prepaid calling card services for the provision of international switched voice telephony via the United States, as more particularly described in Annex 1 attached hereto (the "Services"). Customer understands and agrees that Teleglobe, directly or through other resellers or sales agents, may also market the Services in the Territory and elsewhere.

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1.2  The countries from which Customer may offer to its customers  access to the
     Services (the "Countries") shall be set forth in each order for the Services submitted by Customer pursuant to Section 4.1 below (an "Order"), Subject to Section 9 and other applicable provisions of this Agreement, the Countries shall remain in effect for all Services purchased pursuant to a particular Order, however, Teleglobe shall have the right to discontinue any Country for any subsequent Order. Notwithstanding the foregoing, however, Teleglobe reserves the right immediately to discontinue any of the Countries in the event required by law the applicable PTT or any other regulatory authority. Further, Customer acknowledges that a particular PTT or other regulatory authority may unilaterally block access to or from any particular Country and/or Territory.

1.3 The rates charged by Teleglobe to the Countries (the "Teleglobe Rates") shall be set forth in each Order. The Teleglobe Rates shall remain in effect for all Services purchased pursuant to a particular Order, however, Teleglobe shall have the right to change the Teleglobe Rates for any subsequent Order.

1.4 Customer understands and agrees that any Order is subject to Teleglobe's approval and shall not be final and binding until accepted by Teleglobe pursuant to Section 4.1 below. Teleglobe shall have the right to accept or refuse, in whole or in part, any Order for Services obtained from Customer, or to terminate Services to any particular Country with respect to a prior Order, if acceptance of such Order or continued usage pursuant to a prior Order will be or is in violation of any law, statute, governmental policy, or is contrary to any agreement between Teleglobe and any of its correspondents or would otherwise be contrary to Teleglobe's business interests. Such determinations shall be made by Teleglobe in its sole discretion. In the event of such refusal or discontinuance, Teleglobe will advise Customer in writing of its decision and may, at its option, provide Customer with an explanation of the reasons for refusal in order to help Customer detect Orders which are likely to be refused in the future.

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2.   OBLIGATIONS OF CUSTOMER

2.1 Customer shall be solely responsible for all activities in respect of the resale, marketing, advertising, branding, billing, collection, customer service and any other activity related to the Services, except as specifically set forth in Annex 2.

2.2 Subject to Article 1.4 above, Customer shall contract directly with its customers for the provision of the Services, and shall establish rates to be charged to its customers (the "Customer Rates"), which Customer Rates must be attached to the applicable Order. The Customer Rates may not be modified on any Order already accepted by Teleglobe.

2.3 Customer agrees to designate one of its employees to attend, at Customer's cost and expense, Teleglobe training sessions to learn the technical aspects and provisioning requirements related to the Services. Such training sessions will be held at Teleglobe-designated facilities from time to time as Teleglobe deems appropriate. The cost for the presentation of such training and the materials related thereto will be paid for by Teleglobe. Training may be provided to Customer's personnel at Customer's premises upon request, at Teleglobe's standard training rates plus expenses. Customer shall be responsible for the training of any sub-agents or resellers engaged by Customer to market and promote the Services.

2.4 Within thirty (30) days after the Effective Date, Customer shall provide Teleglobe with prompt and accurate traffic forecasting information, including without limitation, the number of estimated minutes per month of Service usage by Country. Traffic forecasts also shall be provided by Customer thereafter as may be reasonable requested by Teleglobe.

2.5 Customer understands and agrees that it is acting as carrier of record with respect to the Services and may not co-brand any of the Services or refer in any respect to the Services as Teleglobe Services or refer to Teleglobe

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     as  the  underlying  Service  provider  unless  agreed  to  in  writing  by
     Teleglobe. Any marketing and sale of the Services by Customer must be done by Customer branding the Services as Customer's own, without any reference to Teleglobe or any of its affiliates.

2.6 Customer shall prepare and develop, at its own cost and expense, such technical, sales and/or promotional materials as it considers necessary, which technical, sales and/or promotional materials shall comply with all applicable laws, including without limitation, applicable consumer disclosure laws. Any such technical, sales and/or promotional materials utilized by Customer shall not misrepresent those representations and warranties with respect to the Services as are provided to Customer in writing by Teleglobe. Customer understands and agrees that Teleglobe shall have no responsibility with respect to any such technical, sales and/or promotional materials prepared by Customer. Upon request, Customer shall provide Teleglobe with copies of any such technical, sales and/or promotional materials. Receipt of any such materials shall not be deemed an approval or acceptance thereof by Teleglobe.

2.7 Customer shall provide first line of support for all of its customer inquiries, account changes, complaints and billing related matters. Under no circumstances shall Customer refer retail customers directly to the Teleglobe service center.

2.8 Customer shall maintain at all times a designated person to be primarily and directly responsible for the performance of its obligations hereunder. Customer shall not change such assignment without prior notice to Teleglobe. Customer shall be permitted to resell the Services in the Territory but shall, upon request, provide Teleglobe with the names, business addresses and other material information about any such sales agents and/or other resellers or carriers utilized by customer to resell the Services. Customer shall at all times, remain liable for any actions or omissions of any such resellers, carriers and/or sales agents and shall indemnify and hold harmless Teleglobe from any liability therefrom.

2.9 Customer covenants and agrees to resell the Services only in the Territory for access in the Countries, and understands and agrees that it is expressly prohibited from reselling the Services outside of the Territory, without Teleglobe's prior written approval.

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3.   TERM AND TERMINATION

3.1 This Agreement shall commence on the Effective Date and shall continue until terminated by either Party at any time by providing thirty (30) days written notice. No new Orders will be accepted during the notice period.

3.2 Notwithstanding Article 3.1 above, Teleglobe may terminate this Agreement with immediate effect and without prior recourse to any judicial authority, by giving written notice to Customer in the event that:

          (i) Customer commits a breach of any obligation imposed upon it by this Agreement (including without limitation the failure to make any payment when due hereunder); or

          (ii) Any representation made by Customer in this Agreement is no longer true; or

          (iii)Customer  becomes   insolvent,   or  subject  to  a  petition  in
               bankruptcy filed by or against it or is placed under the control of a receiver, liquidator or committee of creditors; or

          (iv) Customer assigns or attempts to assign this Agreement without Teleglobe's prior written consent; or

          (v) Customer dissolves, ceases to function as a going concern or to conduct its operations in the normal course of business.

     3.3 In the event of any termination pursuant to this Article 3, Customer shall pay to Teleglobe any amounts owing through and including the date of termination. In addition, Customer immediately shall cease selling the Services, and Teleglobe shall not be liable to Customer for any expected compensation or profits or for any investments, expenditures or commitments made in connection with this Agreement.

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4.   ORDERING, PRICING AND BILLING

     4.1 Customer shall order the Services by submitting an Order in writing to Teleglobe, in the form set forth and attached hereto as Annex 3. Teleglobe shall confirm the acceptance for such Order as soon as practicable after receipt. The cost for the Services shall include the cost of any calling card provided by Teleglobe, any printing and customized greeting charges, any shipping and handling charges, and any other charges set forth on the particular Order.

     4.2 Each Order placed must be for a minimum value of Twenty Five Thousand US Dollars (US$ 25,000) or One Hundred Thousand (100,000) Units, or consist of at least One Thousand (1000) calling cards (if Teleglobe is responsible for printing the calling cards) or calling card amount numbers.

     4.3 Teleglobe shall use commercially reasonable efforts to deliver any calling cards ordered by Customer as soon as practicable following Teleglobe's approval of the Order. Customer acknowledges that printing the calling cards shall take approximately four (4) weeks, and Teleglobe shall have no liability whatsoever for any failure or delay in the delivery of calling cards. All calling cards will be delivered FOB Shipping Point (USA) (INCOTERMS 1990). Upon Teleglobe's shipment of the calling cards, Customer shall assume all risk of loss or misuse.

     4.4 All calling cards and/or account numbers shall remain inactive until Teleglobe receives a written request from Customer to activate them, and Teleglobe receives payment in full. All calling card and/or account numbers in the lot specified on the Order shall be activated at the same time. All calling cards and/or account numbers shall expire six (6) months after the date of activation. Customer covenants and agrees to activate all calling cards and/or account numbers within twelve (12) months after the date of the Order. Failure to activate within such time frame will result in cancellation of the Order without further notice, and Teleglobe shall have no further liability to Customer in connection with such Order. Customer may request a shorter expiration for the calling cards and/or account numbers in its Order.

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     4.5  If Customer  notifies  Teleglobe in writing that a particular  calling card or account number has been lost or stolen, Teleglobe will use commercially reasonable efforts not to activate the calling card or account number, or if already activated, to deactivate the calling card or account number. However, Teleglobe shall have no liability to Customer or any third party for any claims that a calling card or account number, has been lost, stolen or fraudulently used and Teleglobe shall not be obligated to restore any calling card or account number value or otherwise reimburse Customer or any third party for any calls charged to the calling card or account number.

     4.6 Customer shall pay in full all amounts due Teleglobe, including without limitation, charges described in Annex 2 as well as any shipping and handling costs, prior to Teleglobe's activation of calling cards and/or account numbers pursuant to an Order. Notwithstanding Section 4.4 above, Customer agrees that the first lot of any Order will be activated immediately upon acceptance of the Order by Teleglobe. The remaining balance of all amounts due shall be paid in full prior to Teleglobe's activation of calling cards and/or account numbers pursuant to an Order. Customer acknowledges and agrees that there shall be no credit or refund of all or any portion of the Deposit in the event the calling cards and/or account numbers are not utilized or expire prior to full usage.

     4.7 All charges for the Services are exclusive of all taxes, duties, surcharges (including without limitation the pay phone surcharge), tariffs and levies or withholdings, including, but not limited to, sales, use, or value added taxes imposed by any governmental authority (collectively referred to as "Taxes"). If Teleglobe is for any reason obligated to pay any Taxes in connection with the sale of the Services hereunder then the amount of such Taxes also shall be reimbursed to Teleglobe by Customer at the time of Customer's payment for the Services. Customer shall be responsible for any Taxes or other regulatory fees or expenses imposed on its sale of Services to end users.

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5.   FORCE MAJEURE

     No failure or omission by Teleglobe to carry out or observe any of the terms and conditions of this Agreement shall give rise to any claim against Teleglobe or be deemed a breach of this Agreement by Teleglobe if such failure or omission arises from an act of God, an act of Government, any event specified in Section 1.2 above or any other circumstance commonly knows and force majeure.

6.   RELATIONSHIP OF CUSTOMER AND TELEGLOBE

     6.1 Customer has no authority to act for or on behalf of Teleglobe, and Customer acknowledges and agrees that it is not authorized to bind Teleglobe to any contract or agreement of any nature whatsoever or in any way to misrepresent the application of the Services.

     6.2 Customer acknowledges and agrees that Teleglobe shall not incur any responsibility or obligation (including but not limited to state and federal taxes, unemployment, social security and commissions) to any employees, agents or other permitted independent contractors of Customer utilized by Customer in connection with Customer's commercial use of the Services. Such persons shall at all times remain employees, agents or independent contractors, as applicable, of Customer, and Customer shall pay promptly when due all taxes and other liabilities on account of such employees, agents or independent contractors.

7.   ADVERTISING, USE OF TELEGLOBE MARKS

     Customer understands and agrees that it may not use any of Teleglobe's trademarks, service marks, trade names or logos (collectively, the "Marks") or refer to Teleglobe (or any of its affiliates) in any respect in connection with the marketing and sale of the Services hereunder. Customer shall not use any part of any of the Marks as part of its own name or in any other manner. It is expressly understood by Customer that the Marks are, and shall at all times remain, the exclusive property of Teleglobe.

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8.   CONFIDENTIALITY AND PROPRIETARY INFORMATION

     8.1 During the Term of this Agreement and for two (2) years thereafter, each Party shall regard and preserve as confidential all information related to the business of the other Party, or its parent, subsidiaries, or affiliated companies which is clearly labeled as "proprietary or confidential" ("Confidential Information"). Each Party agrees not to disclose any such Confidential information without first obtaining the other Party's prior written consent. In addition, Customer agrees not to disclose the existence of this Agreement or any of the terms thereof, or refer to Teleglobe (or any of its affiliates) in connection with the Services.

     8.2 Each Party shall provide the same care to avoid disclosure or an unauthorized use of the Confidential information as it provides to protect its own Confidential information. It is agreed that access to all Confidential information shall be limited to only such employees or agents of thee Customer who need to know such information for purposes of fulfilling the obligations required by this Agreement.

     8.3 All Confidential information shall remain the property of the Party releasing it, and such Confidential information, including all copies thereof, shall be returned to the other Party or destroyed, upon request, upon termination of this Agreement.

     8.4 Notwithstanding the foregoing, neither Party shall have any obligation with respect to Confidential information to the extent, but only to the extent, that such information:

          (i) is already in the possession of such Party, free from any obligation to keep such information confidential;

          (ii) is or becomes publicly known through no wrongful act of a Party or any third party;

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          (iii)is rightfully  received  from a third party  without  restriction and without breach of any obligation of confidentiality;

          (iv) is independently developed without use of any Confidential information of the other Party and/or its affiliates; or

          (v) must be disclosed pursuant to a court order or as required by any competent governmental authority having jurisdiction over such Party.

9.   COMPLIANCE WITH LAWS

     9.1 In performing this Agreement, Customer shall not use the Services in any manner or for any purpose which constitutes a violation of the laws of the Untied States or the Territory, or of the laws of any Country in which Customer obtains access to the Services pursuant to this Agreement, and Customer shall indemnify and hold Teleglobe harmless from Customer's failure to do so or for the failure of its customers to do so. Furthermore, if this Agreement, the relationship created hereby, or the performance hereof is determined by Teleglobe to be contrary either (a) to the laws, rules or regulations of any such jurisdiction now or hereafter in effect, or (b) the Customer's representations set forth in this Article 9, this Agreement will be null and void from its inception.

     9.2 Teleglobe reserves the right to cancel and/or temporarily suspend any or all of the Services, or discontinue any Country, if Customer engages into activities which, in the sole discretion of Teleglobe, may cause disruption or damage to Teleglobe's network of facilities or business reputation, or are contrary to Teleglobe's business interest. Teleglobe shall use commercially reasonable efforts to provide
          Customer with advance notice of such suspension and or cancellation and in any case shall endeavor to provide written confirmation of such suspension and or cancellation within a commercially reasonable time thereafter.

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     9.3  Customer  acknowledges  that Teleglobe has entered into this Agreement with Customer in material reliance on the following representations and covenants made by Customer.

          (i) neither this Agreement, the relationship created hereby nor the performance hereof is contrary to the current laws, rules, or regulations or the Territory or of any Country in which Customer will offer access to the Services; and

          (ii) Customer has not refunded and will not refund either directly or indirectly any money to any director, officer, employee or other representative of Teleglobe (or of any subsidiary controlled by or affiliated with Teleglobe) or to any such person's family. Further, Customer represents and covenants that it has not and will not commit itself to make nor will it actually make any direct or indirect payments in connection with the business of Teleglobe to any directors, officers, officials, employees or shareholders of any governmental or private customer or prospective customer or to such person's family, or that are otherwise illegal under the applicable law of the Untied States (including the Foreign Corrupt Practices Act) as well as the laws of the Territory or any Country in which the Services are being offered; and

          (iii)Customer has all necessary authority and approvals required to provide the Services in the Territory and in nay Country in which Customer will offer access to the Services.

     9.4 In the event that Teleglobe offers the Services subject to tariff in the United States, if there is a conflict between the terms of this Agreement and any such tariff, the terms of the tariff shall govern.

10.  WARRANTY, LIMITATION OF LIABILITY AND INDEMNIFICATION

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     10.1 EXCEPT FOR ANY EXPRESS  WARRANTIES OR  REPRESENTATIONS  EXPRESSLY MADE
          HEREIN, TELEGLOBE MAKES NO WARRANTY, EXPRESS OR IMPLIED, With RESPECT TO THE SERVICES.

     10.2 Teleglobe shall not be liable for any loss or damage sustained by Customer or its customers due to any failure in or breakdown of the communication facilities associated with the use of the Services, for any interruption or degradation of the Services, whatsoever shall be the cause or duration thereof, or for any other cause or claim whatsoever arising under this Agreement, including without limitation, the blocking of a Country or Territory by the applicable PTT or other regulatory authority as specified in Section 1.2 above.

     10.3 In no event shall Teleglobe be liable to Customer for consequential, special or indirect losses or damages howsoever arising and whether under contract, tort or otherwise (including, without limitation, third party claims, loss of profits, or damage to reputation or goodwill).

     10.4 Customer shall indemnify, defend, and hold harmless Teleglobe (and its affiliates, employees, agents, directors and officers) from and against any and all liabilities, costs, damages, and costs and expenses (including attorney's fees) resulting from Customer's (or its employees', agents' resellers, or other independent contractors') actions hereunder, including, but not limited to, acts of negligence, breach of any provision in this Agreement, violation of any applicable law or regulation, misrepresentation of the Services or unauthorized or illegal acts.

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11.  ASSIGNMENT

     Except as set forth in Article 2.8 above, Customer may not assign or transfer all or any part of its rights or obligations under this Agreement. The provisions of this Agreement shall inure to the benefit of, and be binding upon, any affiliate or successor in interest of Teleglobe, whether by merger, consolidation or transfer of all or substantially all of its assets or otherwise.

12.  NOTICE

     12.1 All notices, requests, or other communications hereunder shall be in writing, addressed to the Parties as follows:

     If to Customer:  Saratoga Telecom Inc.
                      2500 East Hallandale Boulevard,
                      Suite 210
                      Hallandale, Florida 33009
                      Attention:  Tom Morsey
                      Facsimile:  (954) 455-4226

     If to Teleglobe  Teleglobe USA Inc.
                      11480 Commerce Park Drive
                      Reston, Virginia 20191
                      Attention:  Vice President, US Sales
                      Facsimile:  (703) 755-2620

     With a copy to:  Teleglobe USA Inc.
                      11480 Commerce Park Drive
                      Reston, Virginia 20191
                      Attention:  Vice President,
                      General Counsel
                      Facsimile:  (703) 755-2694

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     12.2 Notices mailed by registered or certified  mail shall be  conclusively deemed to have been received by the addressee on the fifth business day following the mailing or sending thereof. Notices sent by telex or facsimile shall be conclusively deemed to have been received when the delivery confirmation is received if followed by first class mail, postage prepaid, if either Party wishes to alter the address to which communications to it are sent, it may do so by providing the new address in writing to the other Party.

13.  MISCELLANEOUS

     13.1 Any Article or any other provision of this Agreement which is or becomes illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable Article or any other provision of this Agreement and shall otherwise remain in full force and effect.

     13.2 No waiver by either Party to any provisions of this Agreement shall be binding unless made in writing, any such waiver shall relate only to such specific matter, non-compliance or breach to which it relates to and shall not apply to any subsequent matter, non-compliance or breach.

     13.3 The  Parties  agree  that the terms and  conditions  of  Article 8 and
          Article 10 shall survive termination or expiration of this Agreement.

     13.4 This Agreement shall be governed by the laws of the Commonwealth of Virginia, without reference to its principles of conflict of laws. Customer irrevocably consents and submits to exclusive personal jurisdiction in the courts of the Commonwealth of Virginia for all matters arising under this Agreement.

     13.5 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

     13.6 In any action brought by Teleglobe against Customer to enforce any of the provisions of this Agreement, Teleglobe shall be entitled to reimbursement from Customer for all collection and enforcement costs, including without limitation, attorneys' fees.

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     13.7 This Agreement, including the following Annexes:

          Annex 1 Territory
          Annex 2 Services Description
          Annex 3 Order Form

          represents the entire understanding between the Parties in relation to the matters herein and supersedes all previous agreements made by either Party, whether oral or written. This "Agreement may only be modified by a writing sighed by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by a duly authorized officer, as of the Effective Date.

TELEGLOBE USA INC.                    SARATOGA TELECOM INC.



By:  /s/ John Cahill             By:  /s/ Thomas S. Morsey
   -----------------                  --------------------
Name:  John Cahill               Name:   Thomas s. Morsey

Title: President                 Title:  President

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                                     ANNEX 1

                                    TERRITORY

                                  UNITED STATES

-    Cost of an operator-assisted call shall be debited at time of call.

- Rates set forth are quoted based on traffic mix set forth in forecasts provided by Customer. Notwithstanding Article 1.3, Teleglobe reserves the right to change rates in event of any significant change in traffic mix, either prospectively or retroactively, and invoice Customer accordingly.

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                                     ANNEX 2

                              SERVICES DESCRIPTION

Teleglobe's Services allow Customer's customers to pre-purchase international telephone services to complete international calls, while in the countries in which access to the Services is provided (as set forth in Annex 1), by accessing international toll-free numbers. Teleglobe shall debit the calling card and/or account number for each call made. All debits to the calling card and/or account number shall be in full minute increments, rounded up to the nearest minute. Chargeable calls shall begin on Teleglobe receiving answer supervision.

Teleglobe will provide the following standard features:

     -    generation of account numbers and calling card processing;
     -    Customer  selection  of prepaid  values for the calling  cards/account numbers;
     - provision of toll-free numbers required to place international calls and call termination;
     -    debiting of the calling  card/account  number for each call made;
     - up to ten speed dial numbers per calling card/account number can be programmed by the end user;
     - call reorigination allowing the end-user to make multiple calls without redialing the toll-free number and calling card/account number;
     -    in-language  custom prompts;
     -    in-language live operator assitance; and
     - security features include automatic expiration of the calling card/account number when specified in Section 4.4 of the Agreement and forced disconnect after two invalid card number attempts.

For an additional charge,  Customer may also request in its Order that Teleglobe
(1) manufacture and print the calling cards by selecting form one of Teleglobe's standard designs, (2) add the Customer's name and logo to the printed calling cards, (3) record a customized greeting (not to exceed thirty (30) seconds in duration), or (4) obtain monthly traffic reports by program (SAC). All customized calling card designs and greetings shall be subject to Teleglobe's prior review and approval.

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Teleglobe will provide  Customer  Service support to a person  designated by the
Customer during extended business hours between 6:00 a.m. and 12:00 a.m. (EST), Monday through Friday, for second line trouble ticketing and support for Customer's invoicing questions. Additionally, Trouble Reporting - facility traffic, and quality of service faults - is available to the Customer 24 hours-a-day, 7 days-a-week.

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